UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 28, 2016

Pioneer Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Missouri	333-103293	44-0607504
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4700 Belleview Avenue, Suite 300, Kansas City, Missouri	64112
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (816) 756-2020

Not Applicable
(Former name, former address and former fiscal year, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 1.01 Entry Into a Material Definitive Agreements.
On June 28, 2016, Pioneer Financial Services, Inc. (the “Company”) entered into Amendment No. 1 to Credit Agreement (the “Amendment”) to the Credit Agreement, dated as of December 23, 2015 (“Credit Agreement”) with various financial institutions (the "Lenders") referenced in that certain Credit Agreement, and The PrivateBank and Trust Company ("Agent") as administrative agent for the Lenders and as syndication agent. Certain capitalized terms referenced in the Amendment and summarized herein have the specific meaning given to them in the Credit Agreement.
The Amendment deletes and replaces two definitions under Section 1.1 including: (1) "Change of Control," which is amended to be the departure of both Timothy L. Stanley, the Company's Chief Executive Officer, and Pamela D. Johnson, the Company's Chief Financial Officer, from their current roles with the Company; and (2) "LLR Advance Rate," which is amended to mean the lesser of (i) 85% and (ii) the difference between (a) 100% and (b) 1.75 multiplied by the Loss to Liquidation Ratio as of the last day of the then most recently ended fiscal month.
The Amendment also deletes and replaces the first sentence of Section 2.1.1 Revolving Commitment. The amended provision provides that the Company covenants and agrees that Revolving Outstandings will not at any time exceed the Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time) and that the Lenders’ obligations to make such revolving loans is similarly limited.
The Amendment also replaces in its entirety Section 11.13.3 Cash Collections. The amended provision states that the Company is not to permit, as of the last day of any Computation Period, the average cash collection percentage for all fiscal months during that Computation Period to be less than 3.50% as of each fiscal quarter end beginning June 30, 2016 through December 31, 2017 and not less than 3.75% thereafter.
The Amendment also contains customary releases, representations and warranties and reaffirmations consistent with the original terms of the Credit Agreement.
The preceding summary of the Amendment, Credit Agreement and the exhibits thereto is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Pursuant to the rules and regulations of the SEC, the Company has filed the Amendment as an exhibit to this current report on Form 8-K. The Amendment contains a reaffirmation of representations, warranties and covenants by the parties and other factual information about the Company or MidCountry Financial Corp. or their respective businesses or operations. The reaffirmations of these representations, warranties covenants and other factual statements: (i) have been made solely for the benefit of the other party or parties to such agreements and amendments; (ii) were made only as of the date of such agreements and amendments or such other date(s) as expressly set forth in such agreements or amendments and are subject to more recent developments, which may not be fully reflected in our public disclosure; (iii) may have been subject to qualifications with respect to materiality, knowledge and other matters, which qualifications modify, qualify and create exceptions to the representations, warranties and covenants in the agreements or amendments; (iv) may be qualified by disclosures made to such other party or parties in connection with signing such agreements or amendments, which disclosures contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants in such agreements or amendments; (v) have been made to reflect the allocation of risk among the parties to such agreements or amendments rather than establishing matters as facts; and (vi) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations, warranties, covenants and statements of fact should not be relied upon by investors as they may not describe the Company's actual state of affairs as of June 28, 2016 or as of the date of filing this current report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1
Amendment No. 1, dated June 28, 2016, to Credit Agreement dated as of December 23, 2015, among Pioneer Financial Services, Inc., Pioneer Funding, Inc., PSLF, Inc., Pioneer Services Sales Finance, Inc., Pioneer Military Insurance Company, the various financial institutions party thereto, and The PrivateBank and Trust Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Name	Title	Date

/s/ Timothy L. Stanley	Chief Executive Officer, Vice Chairman of the	July 1, 2016
Timothy L. Stanley	Board (Principal Executive Officer)

 EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1
Amendment No. 1, dated June 28, 2016, to Credit Agreement dated as of December 23, 2015, among Pioneer Financial Services, Inc., Pioneer Funding, Inc., PSLF, Inc., Pioneer Services Sales Finance, Inc., Pioneer Military Insurance Company, the various financial institutions party thereto, and The PrivateBank and Trust Company.